THE ARBOR FUND
                       THE HANCOCK HORIZON FAMILY OF FUNDS

                                   SCHEDULE A
                         AS REVISED NOVEMBER 13, 2000 TO
                                DISTRIBUTION PLAN
                               DATED MAY 31, 2000
                           AS REVISED AUGUST 13, 2001

Subject to any limitations imposed by Rule 2830(d) of the NASDs Conduct Rules, the Distributor shall receive Rule 12b-1 fees, which shall be paid on a monthly basis. These fees will be calculated based on the annual rate set forth below, as applied to the average daily net assets of the respective Portfolios.

PORTFOLIO                                          CLASS OF SHARES        FEES
---------                                          ---------------        ----
Treasury Securities Money Market Fund                     A               0.25%
Strategic Income Bond Fund                                C               0.75%
Value Fund                                                C               0.75%
Growth Equity Fund                                        C               0.75%
Hancock Burkenroad Reports Fund                           D               0.25%